Exhibit 10.62

Amendment Number 1 to The Gap, Inc. 2006 Long-Term Incentive Plan

On February 14, 2007 the Board of Directors of The Gap, Inc. (the “Company”) amended the Company’s 2006 Long-Term Incentive Plan (the “Plan”) as follows:

Section 2.23 of the Plan, which previously read:

2.23 “Fair Market Value” means the fair market value of a Share on a particular date, as determined by the Committee in good faith. Unless otherwise determined by the Committee, the fair market value shall be the average of the high and low stock prices of Shares as reported on the New York Stock Exchange (NYSE) on the relevant date.

was amended in its entirety to read:

2.23 “Fair Market Value” means the fair market value of a Share on a particular date, as determined by the Committee in good faith. Unless otherwise determined by the Committee, the fair market value shall be the closing price of the Shares as reported on the New York Stock Exchange (NYSE) on the relevant date.